Exhibit 10.2

EXECUTION VERSION

AMENDED AND RESTATED SERVICES AGREEMENT

This Amended and Restated Services Agreement (the “Agreement”) is entered into by and between Martha Stewart Living Omnimedia, Inc., a Delaware corporation (the “Company”), and Charles A. Koppelman (“Koppelman”) as of April 2, 2012 (the “Effective Date”).

Whereas, Koppelman is currently performing services for the Company pursuant to the Services Agreement by and between the Company and Koppelman dated as of July 26, 2011 (the “Prior Agreement”) and as a member of the Company’s Board of Directors (the “Board”);

Whereas, Koppelman will not stand for reelection to the Company’s Board at the 2012 annual shareholders’ meeting (the “2012 Shareholders’ Meeting”) and his services as a member of the Board and as Non-Executive Chairman will terminate on the date of the 2012 annual Shareholders’ Meeting (the “Termination Date”);

Whereas, the Company desires to continue the services of Koppelman following the Termination Date, and Koppelman is willing to continue to perform services for the Company following the Termination Date, in each case on the terms and subject to the conditions set forth herein, and

Whereas, the Company and Koppelman desire to amend and restate the Prior Agreement effective as of the Effective Date.

Now, therefore, in consideration of the mutual promises and obligations contained herein, intending to be legally bound hereby, the Company and Koppelman agree as follows:

1. Term. This Agreement shall become effective as of the Effective Date and shall continue through December 31, 2012.

2. Services. Koppelman shall continue to serve as a member of the Company’s Board and as Non-Executive Chairman until the 2012 Shareholders’ Meeting. Koppelman will not stand for reelection to the Company’s Board at the 2012 Shareholders’ Meeting, and his services as a member of the Company’s Board and as Non-Executive Chairman will terminate on the Termination Date. Commencing on the Termination Date and for the remainder of the Term, Koppelman will serve as an advisor to the Company’s Board and will provide, upon reasonable notice, such advice as needed through the end of the Term. In his capacity as an advisor, Koppelman will not have authority to hold himself out as a representative of the Company or otherwise to bind the Company, unless otherwise directed by the Board.

3. Compensation. In consideration for his services under this Agreement, Koppelman shall be entitled to receive on or about June 30, 2012 (the “Payment Date”) a fee of $10,000, consisting of $7500 in cash and a number of shares of Class A common stock, par value $0.01 per share, of the Company (“Common Stock”), having a value of $2500 on the Payment Date. In addition, on the Termination Date, Koppelman shall receive a grant of 15,151 restricted stock units equivalent to an equal number of shares of Common Stock pursuant to a Restricted Stock Unit Agreement substantially in the form attached hereto as Exhibit A, which shall vest and be settled on September 15, 2012 so long as Koppelman continues to provide advice through such date.

4. Certain Outstanding Equity Awards. The parties acknowledge and agree that: (i) the 15,151 restricted stock units awarded to Koppelman pursuant to the Restricted Stock Unit Agreement dated September 15, 2011 (the “Director RSU Agreement”) will be forfeited on the Termination Date in accordance with their terms; and (ii) for purposes of the Restricted Stock Unit Agreement dated September 15, 2011 (the “Performance RSU Agreement”), Koppelman’s termination of service as a member of the Board will be treated as a termination other than on account of his voluntary resignation or removal by the Company for cause, and the 100,000 restricted stock units awarded to Koppelman pursuant to the Performance RSU Agreement will remain outstanding in accordance with their terms.

5. Independent Contractor Status. Koppelman shall provide the services to the Company under this Agreement as an independent contractor and, as such, shall be free to exercise his own discretion and judgment in the performance of such services and with respect to the time, place, method, and manner of performance. Nothing contained in this Agreement or in the performance of any consulting services shall be construed as creating the relationship of employer and employee between the Company and Koppelman. Koppelman will not be entitled to participate in any of the Company’s employee benefit plans or otherwise receive any insurance or other employee benefits provided to employees of the Company on account of any services provided by him under this Agreement.

6. Withholding Tax. The Company shall not withhold federal, state or local taxes with respect to the compensation payable to Koppelman under this Agreement, and Koppelman shall bear sole responsibility for the payment of all taxes due in connection with such compensation.

7. Non-Exclusivity of Services. This Agreement does not prohibit Koppelman from performing services for other businesses, to the extent otherwise permitted under Section 10 of the Amended and Restated Employment Agreement dated as of July 26, 2011 by and between the Company and Koppelman (the “Employment Agreement”).

8. Indemnification. The Indemnification Agreement dated May 19, 2011 between the Company and Koppelman (the “Indemnification Agreement”) shall remain in full force and effect.

9. Form 8-K and Response to Press Inquiries. The statement to be included in Form 8-K (“Form 8-K Statement”) and response to press inquiries (“Response to Press Inquiries”) regarding the termination of Koppelman’s services as a member of the Board and as Non- Executive Chairman will be in the form provided by the Company to Koppelman on the date hereof. Except as required by law including federal securities laws, the parties agree not to make any public statement regarding the termination of Koppelman’s services as a member of the Board and as Non-Executive Chairman beyond the information contained in the Form 8-K Statement and the Response to Press Inquiries.

10. Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or the making, interpretation or breach thereof shall be settled by arbitration in New York City, New York by three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, and any party to the arbitration may institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers of the arbitrator shall include, but not be limited to, the awarding of injunctive relief.

11. Successors

(a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred without the consent of Koppelman except in connection with a sale or transfer of the capital stock, business and/or assets of the Company by merger, purchase or otherwise or in connection with any corporate restructuring of the Company for which no consent of Koppelman will be required.

(b) Koppelman’s Successors. No rights or obligations of Koppelman under this Agreement may be assigned or transferred by Koppelman other than his rights to payments hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Koppelman’s death, this Agreement and all rights of Koppelman hereunder shall inure to the benefit of and be enforceable by Koppelman’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Koppelman’s interests under this Agreement.

12. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Koppelman, at his residence address most recently filed with the Company; and

a copy to:

Howard Jacobs, Esq.

Katten Muchin Rosenman, LLP

575 Madison Avenue

New York, NY 10022

If to the Company:

Martha Stewart Living Omnimedia, Inc.

601 West 26th Street

New York, NY 10001

Attention: General Counsel

Tel: (212) 827-8362

Fax: (212) 827-8188;

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. Modification; Waiver. No provision of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by Koppelman and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

15. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

16. Entire Agreement. This Agreement and the Indemnification Agreement set forth the entire understanding of the parties as to the subject matter herein and supersede all prior agreements between the parties, whether written or oral, relating to the same subject matter, including the Prior Agreement. Notwithstanding the foregoing, the parties expressly acknowledge and agree that the post-employment covenants contained in Section 10 of the Employment Agreement and the Company’s obligation under Section 9(b)(iv) of the Employment Agreement shall remain in full force and effect in accordance with their terms. For the avoidance of doubt, it is understood and agreed that the Company’s obligation to provide continued medical coverage at active-employee rates under Section 9(b)(iv) of the Employment Agreement shall continue until September 14, 2013 or, if earlier, until Koppelman receives subsequent employer-provided coverage (whether or not Koppelman is eligible for COBRA continuation coverage under the Company’s health plan).

17. Section Headings; Absence of Presumption. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation. With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement

18. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. Each of the parties agrees that any action to enforce an arbitration award rendered pursuant to Section 10 shall be initiated and maintained only in the courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally (a) submits for itself in any proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court; (b) consents that any such proceeding may and shall be brought in such courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such proceeding in any such court or that such proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 12; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of New York.

IN WITNESS WHEREOF, the Company and Koppelman have executed this Agreement on the day and year first written above.

MARTHA STEWART LIVING OMNIMEDIA, INC.

By:	/s/ Daniel Taitz
	Name:	Daniel Taitz
	Title:	CAO, General Counsel

/s/ Charles A. Koppelman
Charles A. Koppelman

Exhibit A

[Form of Restricted Stock Unit Agreement]

MARTHA STEWART LIVING OMNIMEDIA, INC.

OMNIBUS STOCK AND OPTION COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”) is made and entered into as of             , 2012 by and between Martha Stewart Living Omnimedia, Inc., a Delaware corporation (the “Company”), and Charles A. Koppelman pursuant to the Martha Stewart Living Omnimedia, Inc. Omnibus Stock and Option Compensation Plan (the “Plan”). To the extent any capitalized terms used in this Agreement are not defined, they shall have the meaning ascribed to them in the Plan, which is attached to, and made a part of, this Agreement. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the Plan terms and provisions shall prevail.

In consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties agree as follows:

1. Restricted Stock Units. Pursuant to the Plan, the Company hereby grants to you, and you hereby accept from the Company, 15,151 stock units, each of which is a bookkeeping entry representing the equivalent in value of one (1) Share (the “Restricted Stock Units”), on the terms and conditions set forth herein and in the Plan.

2. Vesting and Payment of Restricted Stock Units. The Restricted Stock Units shall vest and be settled on September 15, 2012 so long as your Service as an advisor to the Company as provided in that Amended and Restated Services Agreement dated April 2, 2012 continues to such Date.

3. Form of Settlement of Restricted Stock Units. Restricted Stock Units shall be settled in Shares, provided that the Company shall have no obligation to issue Shares pursuant to this Agreement unless and until such issuance otherwise complies with all applicable law. Prior to the time the Restricted Stock Units are settled, you will have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company.

4. Withholding Taxes. You agree to make arrangements satisfactory to the Company for the satisfaction of any applicable tax obligations that arise in connection with the Restricted Stock Units.

5. Tax Advice. You represent, warrant and acknowledge that the Company has made no warranties or representations to you with respect to the income tax consequences of the transactions contemplated by this Agreement, and you are in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences. YOU UNDERSTAND THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO

CHANGE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING ANY RESTRICTED STOCK UNITS. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.

6. Non-Transferability of Restricted Stock Units. The Restricted Stock Units shall not be transferable other than by will or the laws of descent and distribution. The designation of a beneficiary or entry into a will or similar arrangement does not constitute a transfer. The terms of this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

7. Restriction on Transfer. Regardless of whether the transfer or issuance of the Shares to be issued pursuant to the Restricted Stock Units have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the Shares (including the placement of appropriate legends on stock certificates, if any, and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any state, or any other law.

8. Stock Certificate Restrictive Legends. Stock certificates evidencing the Shares issued pursuant to the Restricted Stock Units, if any, may bear such restrictive legends as the Company and the Company’s counsel deem necessary under applicable law or pursuant to this Agreement.

9. Representations, Warranties, Covenants, and Acknowledgments. You hereby agree that in the event the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the transfer or issuance of the Shares issued pursuant to the Restricted Stock Units may be conditioned upon you making certain representations, warranties, and acknowledgments relating to compliance with applicable securities laws.

10. Voting and Other Rights. Subject to the terms of this Agreement, you shall not have any voting rights or any other rights and privileges of a stockholder of the Company unless and until the Restricted Stock Units are settled.

11. Authorization to Release Necessary Personal Information. You hereby authorize and direct the Company to collect, use and transfer in electronic or other form, any personal information (the “Data”) regarding your service, the nature and amount of your compensation and the facts and conditions of your participation in the Plan (including, but not limited to, your name, home address, telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of shares held and the details of all Awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing your participation in the Plan. You understand that the Data may be transferred to the Company or any of its Parent, Subsidiaries, or Affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a broker or other third party assisting with the administration of this Restricted Stock Unit under the Plan or with whom shares acquired pursuant to this Restricted Stock Unit or cash from the sale of such shares may be deposited. You acknowledge that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of your residence. Furthermore, you acknowledge and understand that the transfer of the Data to the Company or any of its Parent, Subsidiaries, or Affiliates, or to any third parties is necessary for your participation in the Plan. You may at any time withdraw the consents herein by contacting the Company’s local human resources representative in writing. You further acknowledge that withdrawal of consent may affect your ability to realize benefits from this Restricted Stock Unit, and your ability to participate in the Plan.

12. No Entitlement or Claims for Compensation.

(a) Your rights, if any, in respect of or in connection with this Restricted Stock Unit or any other Award is derived solely from the discretionary decision of the Company to permit you to participate in the Plan and to benefit from a discretionary Award. By accepting this Restricted Stock Unit, you expressly acknowledge that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to you. This Restricted Stock Unit is not intended to be compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represents any portion of a your compensation or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

(b) Neither the Plan nor this Restricted Stock Unit or any other Award granted under the Plan shall be deemed to give you a right to become or remain an Employee, Consultant or director of the Company, a Parent, a Subsidiary, or an Affiliate.

13. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by fax or forty-eight (48) hours after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at its principal corporate offices and to you at the address maintained for you in the Company’s records.

14. Entire Agreement; Enforcement of Rights. This Agreement, together with the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior discussions between the parties. Except as contemplated under the Plan, no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

15. Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

16. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

17. Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of you under this Agreement may not be assigned without the prior written consent of the Company.

18. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Restricted Stock Unit under the Plan and participation in the Plan or future Awards that may be granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

19. Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

20. Acceptance of Agreement. You must expressly accept the terms and conditions of your Restricted Stock Unit as set forth in this Agreement by signing and returning this Agreement to the Company within 90 days after the Company sends this Agreement to you. If you do not accept your Restricted Stock Unit in the manner instructed by the Company, your Restricted Stock Unit will be subject to cancellation.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

23. Section 409A. The intent of the parties is that payments and benefits under this Agreement are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) under the short-term deferral exception thereunder and, accordingly, to the maximum extent permitted, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each payment hereunder shall be treated as a separate payment to the maximum extent permissible under Section 409A.

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(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this      day of             , 2012.

MARTHA STEWART LIVING OMNIMEDIA, INC.

By:

(Signature)

Name:

Title:

RECIPIENT:

By:

(Signature)

Address:

Telephone Number:

E-mail Address: